TERMINATION AGREEMENT

     This Termination Agreement (the “Agreement”), entered into effective the 1st day of August 2014, is by and between White Mountain Titanium Corporation, a Nevada corporation (“WMTC”) and Red Creek Consulting Inc., a corporation created under the laws of British Columbia, Canada (the “Service Provider”).

RECITALS:

     WHEREAS, on or about October 1, 2012, WMTC and the Service Provider entered into a Management Services Agreement dated October 1, 2012 (the “Original Agreement”), whereby the Service Provider agreed to furnish certain accounting services to be performed by Lan Shangguan as CFO of WMTC;

     WHEREAS, on or about March 1, 2014, the parties mutually agreed that the amount of time to be dedicated to the services by Ms. Shangguan would increase to 80%, that the monthly fee payable under the Original Agreement would be increased to US$12,800 per month, and that the overtime provisions of Section 1(b) of the Original Agreement would be eliminated;

     WHEREAS, on or about August 4, 2014, WMTC served notice on the Service Provider that pursuant to the provisions of Section 4(a) of the Original Agreement, the Original Agreement was being terminated without cause;

     WHEREAS, in connection with the termination of the Original Agreement, the Board of Directors of WMTC has removed Ms. Shangguan as Chief Financial Officer of WMTC without cause effective August 15, 2014;

     WHEREAS, the parties wish to enter into this Agreement to provide for an orderly transition during the termination period.

     NOW, THEREFORE, in consideration of the mutual terms and conditions of this Agreement, the parties hereto agree as follows:

     1. Termination Date. The Service Provider acknowledges receipt of the termination notice issued by WMTC pursuant to Section 4(a) of the Original Agreement. The termination date for the Original Agreement will be November 15, 2014, (the “Termination Date”) during which time the Service Provider will continue to provide the services of Ms. Shangguan for approximately 80% of her time.

     2. Compensation. WMTC will continue to compensate the Service Provider at the current monthly fee rate of US$12,800. The provisions of Section 1(b) of the Original Agreement will likewise not be applicable during this termination period.

     3. Services. Ms. Shangguan will continue to provide essentially the same services as provided under the Original Agreement and will further assist and cooperate in the orderly transition of the CFO function (the “Transition Services”). Ms. Shangguan will report directly to Mr. Flower and, after August 15 2014, to the CFO of WMTC.

     4. Location of Services. The Transition Services of Ms. Shangguan will be performed at the current offices of WMTC in Vancouver, British Columbia, through September 30, 2014. Thereafter,

the Transition Services will be performed at a location mutually agreed by the parties in the Vancouver area.

     5. Escrowed Shares. The 70,000 shares of common stock of WMTC owned by Ms. Shangguan and being held in escrow pending completion of the EIS will be released upon completion of the EIS or the Termination Date, whichever first occurs.

     6. Options. The options to purchase 150,000 shares of common stock of WMTC held by Ms. Shangguan are fully vested but will expire three months following the Termination Date in compliance with the terms of Section B(4)(a)(2) of WMTC’s 2010 Stock Option/Stock Issuance Plan (the “Plan”).

     7. Share Bonus. If Ms. Shangguan furnishes the Transition Services through the Termination Date in a manner a reasonable person in WMTC’s position would want, the Company will issue to her as a bonus 70,000 fully vested shares of common stock at no cash consideration (the “Bonus Shares”). The Bonus Shares will be issued on or about the Termination Date under the stock issuance program of the Plan as an incentive for Ms. Shangguan’s cooperation during the transition to the new chief financial officer.

     8. Continuing Validity. Except as supplemented or amended hereby, the Original Agreement will continue to be, and shall remain, in full force and effect through the Termination Date. This Agreement shall not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Original Agreement or (ii) to prejudice any right or rights which either party may now have or may have in the future under or in connection with the Original Agreement or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

     9. Incorporation of Original Agreement. The terms of the Original Agreement, except as amended in this Agreement, are incorporated herein by reference and shall form a part of this Agreement as if set forth herein in their entirety.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement on the respective day and year set forth below.

White Mountain Titanium Corporation

Date: August 12, 2014	By:	/s/ Kin Wong
Kin Wong, Chief Executive Officer

Red Creek Consulting Inc.

Date: August 12, 2014	By:	/s/ Lan Shangguan
Lan Shangguan, Principal